Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

WESTWOOD HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	260,711	$10.24	$2,669,680.64	0.0000927	$247.48
Total Offering Amounts					$2,669,680.64		$247.48
Total Fee Offsets							$—
Net Fee Due							$247.48
(1) This Form S-8 Registration Statement (this “Registration Statement”) registers 250,000 shares of Westwood Holdings Group, Inc.'s common stock, par value $0.01 per share (the "Common Stock"), reserved under the Eighth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended (the "Plan") and 10,711 shares of Common Stock that were previously issued as restricted stock awards under the Plan but which were forfeited and returned to the Plan in accordance with the terms of the Plan, for an aggregate registration of 260,711 shares of Common Stock.
(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on, the securities covered by this Registration Statement.
(3) Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $10.47 (high) and $10.01 (low) sale price of the Registrant’s Common Stock as reported on the New York Stock Exchange on September 26, 2022, which date is within five business days prior to filing this Registration Statement.